                           Addendum to Employment Agreement


This Addendum is for the purpose of making certain modifications and additions to the Agreement (the "Employment Agreement") entered into between Steven F. Kaplan and The Coleman Company, Inc. with an effective date of August 1, 1996. Words defined in the Employment Agreement shall have the same definition when used in this Addendum. In the event of conflict between the Employment Agreement and this Addendum, the terms and conditions of this Addendum shall prevail.

In view of the above, the Corporation and the Executive agree as follows:

    1. With respect to the remainder of calendar year 1996 and all of calendar year 1997, the Corporation agrees that Executive will receive a guaranteed annual incentive equal to no less than 70% of Base Salary, with such incentive for 1996 to be paid in February of 1997 and such incentive for 1997 to be paid in February of 1998. This guaranteed incentive is a minimum only, and Executive shall receive the greater of the guaranteed incentive amount or the amount determined under the terms of the Executive Incentive Plan.

    2. Executive shall be a participant in the New Coleman Company, Inc. Retirement Plan for Salaried Employees, and in The Coleman Company, Inc. Executive Retirement Plan, and notwithstanding the vesting requirements of such plans, if Executive's employment with Corporation shall terminate prior to August 1, 2001, for any reason other than termination by the Corporation for Cause, termination by Executive other than for Good Reason, or the death or disability of the Executive, then Executive shall be entitled to receive from Corporation a guaranteed retirement benefit under the provisions of such plans equivalent to that which would result from five years of credited/vested service based on Executive's Base Salary and Target
         Bonus as if paid over the full five year period.   This provision for
         special retirement benefits shall not result in a stacking of benefits and shall be without further force and effect upon Executive achieving five years of credited/vested service under the terms of the New Coleman Company, Inc. Retirement Plan for Salaried Employees.

    3. As an alternative to the provisions for compensation upon termination by the Corporation without Cause or by the Executive for Good Reason as contained in Section 6(c)(3) of the Employment Agreement, and having application only following a Change of Control, Executive shall be eligible to receive special severance payments, to be made on the following basis. In the event a Change of Control of the Corporation occurs within the first eighteen months of Executive's employment with the Corporation, and the Executive's employment is then terminated within one year of such Change of Control (other than by the Corporation for Cause, by Executive other than for Good Reason, or by the death or disability of the Executive) then Executive shall be entitled to receive from

         Corporation a severance payment equal to three years of Executive's Base Salary and Target Bonus, to be paid in a lump sum at the time of termination. In the event a Change of Control of the Corporation occurs within the second eighteen months of Executive's employment with the Corporation, and the Executive's employment is then terminated within one year of such Change of Control (other than by the Corporation for Cause, by Executive other than for Good Reason, or the death or disability of the Executive) then Executive shall be entitled to receive from Corporation a severance payment equal to two years of Executive's Base Salary and Target Bonus, to be paid in a lump sum at the time of termination. This provision for special severance benefits shall not result in a stacking of benefits and shall be without further force and effect upon the later of August 1, 1999, or the first anniversary of a Change of Control occurring prior to August 1, l999.

    4. Executive shall receive a signing bonus of $100,000 to be paid in two equal installments. The first payment of $50,000 will be made within 10 days of the date Executive begins employment with the Corporation. The second payment will be made on the first anniversary of Executive's employment with the Corporation and is contingent on Executive being actively employed by the Corporation as of the payment date (unless Executive's employment is terminated by the Corporation without cause or by Executive for Good Reason prior to that date, in which event the second payment would be due on the date of Executive's termination.)

    5. Executive will receive upon commencing employment with the Corporation, an initial stock option grant of 100,000 shares, with the grant to be made at market price on the grant date. The option shares to be granted will vest in 33.33% increments at the end of years 3, 4, and 5 following the grant date, and shall have an overall term of ten years. Grants are made by the Compensation Committee of the Board of Directors of the Corporation, and the grant process will be initiated on the Executive's start date. Executive will also be eligible to participate on the same basis as other similarly situated executive employees of the Corporation in the 1996 stock option grant which is expected to occur in October of 1996.

    6. The Corporation will waive all waiting periods with respect to commencement of participation by Executive in health, dental, and disability insurance plans.

    7. The Corporation will retain the services of a third party relocation firm to assist in the relocation of Executive's family to the Denver metropolitan area. The services to be provided will include an appraisal based purchase and/or equity advance on Executive's current residence. The Corporation will pay all reasonable expenses incurred by Executive in such relocation in accordance with its normal relocation policy. As a part of the relocation, Corporation will pay the cost of providing suitable temporary housing for Executive in the Denver metropolitan area and will also reimburse Executive reasonable travel costs incurred by Executive and by

         Executive's spouse and children for travel between Boston and Denver during the time prior to the permanent relocation of Executive's principle residence. It is agreed between Executive and Corporation that such permanent relocation will be concluded no later than June 30, 1997. In the event any reimbursement of relocation expenses by the Corporation is taxable to the Executive, then the Corporation will "gross up" such reimbursements as required to offset such taxes.

    8. In the event Executive's employment by Corporation is terminated at any time within the first 36 months from Executive's start date, but excluding termination of the Executive by the Corporation for Cause, or termination by the Executive other than for Good Reason, then the Corporation will pay the reasonable costs incurred by Executive in relocating the Executive's primary residence from the Denver metropolitan area to the Boston, Massachusetts metropolitan area (consistent with the Corporation's reimbursement of Executive's costs to relocate to the Denver metropolitan area).

    9. The Corporation has been advised by Executive that Executive currently serves as a Director of two companies, neither of which is a competitor of the Corporation or its affiliates. The Corporation consents to the continuation by Executive of such board service and agrees to look favorably on other board service by Executive so long as the time required will not unreasonably interfere with Executive's responsibilities to the Corporation, and that any such board service is approved in advance by the Chief Executive Officer of the Corporation.

    IN WITNESS WHEREOF, the parties have executed this Addendum as of the date below.

                             THE COLEMAN COMPANY, INC.


                             By:  Michael N. Hammes
                                 --------------------------

                             Date: August 3, 1996


                              Steven F. Kaplan
                             ------------------------------
                                       Executive

                             Date: August 3, 1996